Exhibit 3.4

PLACEMENT AGENT WARRANT

COMMON STOCK PURCHASE WARRANT

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT (i) EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES.

[•]  No. W-[•]

LEVEL BEAUTY GROUP, INC.

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged, [•] (“Holder”) is entitled to purchase, subject to the terms and conditions of this Warrant, from Level Beauty Group, Inc., a North Carolina corporation (the “Company”), [•] ([•]) fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Holder shall be entitled to purchase the shares of Common Stock in accordance with Section 2 at any time subsequent to the date of this Warrant set forth above and prior to the applicable Expiration Date (as defined below). The shares of Common Stock of the Company for which this Warrant is exercisable, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “Shares.” Pursuant to the terms and conditions of that certain Transaction Fee Agreement dated November 23, 2015 (the “Agreement”) by and between the Company and T.R. Winston & Company, LLC ("T.R. Winston"), T.R. Winston was entitled to receive certain warrants to purchase Shares as partial compensation for its services to the Company. This Warrant, which is one of a series, was issued to the Holder at the direction of T.R. Winston in satisfaction of that obligation.

1. Exercise Period; Price.
1.1 Exercise Period. This Warrant shall be immediately exercisable and the exercise periods (the "Exercise Period") on [•] (the “Expiration Date”).

1.2 Exercise Price. The initial purchase price for each of the Shares shall be $1.75 per share. Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).

2. Exercise and Payment.

2.1           At any time after the date of this Warrant, this Warrant may be exercised, in whole or in part, from time to time by the Holder, during the term hereof, by surrender of this Warrant and the Notice of Exercise attached hereto as Annex I, duly completed and executed by the Holder, to the Company at the principal executive offices of the Company, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise. Payment may be in cash, wire transfer or by check payable to the order of the Company in immediately available funds. If not exercised in full, this Warrant must be exercised for a whole number of Shares.

2.2           If at any time thereafter during the Exercise Period there is not an effective registration statement registering the Shares, or the prospectus contained therein is not available for the issuance of the Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the average of the closing sale prices of the Company's Common Stock on the principal exchange on which such shares may be issued, or in the over-the-counter market if the shares of Common Stock are so quoted, for the five (5) trading days immediately prior to (but not including) the exercise date;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”), it is intended, understood and acknowledged that the Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Agreement (provided the Securities and Exchange Commission (“SEC”) continues to take the position that such treatment is proper at the time of such exercise).

2.3           The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). When used in this paragraph, “Affiliates” of the Holder means any entity which directly or indirectly controls or is controlled by the Holder and “Persons” means any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, or other entity. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents, as hereinafter defined, subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (a) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (b) a more recent public announcement by the Company or (c) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within two (2) trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than sixty-one (61) days prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.3, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2.3 shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

3. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Shares or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant . All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

4. Delivery of Stock Certificates. Within three (3) trading days after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to the Holder a certificate or certificates for the number of fully paid and nonassessable Shares which the Holder shall have requested in the Notice of Exercise. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant (dated the date hereof and of like tenor) for the unexercised portion of this Warrant at the time of delivery of such stock certificate or certificates. In lieu of delivering physical certificates representing the Shares issuable upon exercise of this Warrant, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, upon request of the Holder in the Notice of Exercise, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Shares issuable upon exercise to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

5. No Fractional Shares. This Warrant must be exercised for a whole number of Shares. No fractional shares or scrip representing fractional Shares will be issued upon exercise of this Warrant. Any fractional Share which otherwise might be issuable on the exercise of this Warrant as a result of the provisions Section 9 hereof will be rounded up to the nearest whole Share.

6. Charges, Taxes and Expenses. The Company shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Company to the Holder.

7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

9. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of and kind of securities purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

9.1 Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the date hereof but prior to the expiration of this Warrant subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision, split-up or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

9.2 Stock Dividend. If at any time after the date hereof the Company declares a dividend or other distribution on Common Stock payable in Common Stock or other securities or rights convertible into Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then the number of shares of Common Stock for which this Warrant may be exercised shall be increased as of the record date (or the date of such dividend distribution if no record date is set) for determining which holders of Common Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Shares issuable hereunder immediately after the record date (or on the date of such distribution, if applicable), for such dividend shall equal the aggregate amount so payable immediately before such record date (or on the date of such distribution, if applicable).

9.3 Other Distributions. If at any time after the date hereof the Company distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than cash, Common Stock or Common Stock Equivalents), then the Company may, at its option, either (i) decrease the Exercise Price of this Warrant by an appropriate amount based upon the value distributed on each share of Common Stock as determined in good faith by the Company’s Board of Directors, or (ii) provide by resolution of the Company’s Board of Directors that on exercise of this Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the shares of Common Stock otherwise receivable on exercise hereof, the number of shares or other securities or property which would have been received had this Warrant at the time been exercised.

9.4 Effect of Consolidation, Merger or Sale. In case of any reclassification, capital reorganization, or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of any subdivision, combination, stock dividend or other distribution provided for in Sections 9.1, 9.2 and 9.3 above), or in case of any consolidation or merger of the Company with or into any corporation (other than a consolidation or merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, capital reorganization, change, merger or sale by a holder of the number of Shares then purchasable under this Warrant. In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable to any shares of stock or other securities and property deliverable upon exercise hereof, or to any new Warrant delivered pursuant to this Section 9.4, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided, that the aggregate Exercise Price shall remain the same. The provisions of this Section 9.4 shall similarly apply to successive reclassifications, capital reorganizations, changes, mergers and transfers.

10. Notice of Adjustments; Notices. Whenever the Exercise Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 9 hereof, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of and kind of securities purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

11. Rights As Shareholder; Notice to Holders. Nothing contained in this Warrant shall be construed as conferring upon the Holder or his or its transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company.

12. Restricted Securities. The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Act, or an applicable exemption from such registration. The Holder further acknowledges that a securities legend to the foregoing effect shall be placed on any Shares issued to the Holder upon exercise of this Warrant.

13. Disposition of Shares; Transferability.

13.1 Transfer. This Warrant shall be transferable only on the books of the Company, upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver new Warrants to the person entitled thereto.

13.2 Rights, Preferences and Privileges of Common Stock. The powers, preferences, rights, restrictions and other matters relating to the shares of Common Stock will be as determined in the Company’s Articles of Incorporation, as then in effect.

14. Miscellaneous.

14.1 Binding Effect. This Warrant and the various rights and obligations arising hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.2 Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof.

14.3 Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders representing a majority-in-interest of the shares of Common Stock underlying the Warrants pursuant to the Purchase Agreement. Any waiver or amendment effected in accordance with this Section 14.3 shall be binding upon the Holder and the Company.

14.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of North Carolina without reference to the conflicts of law principles thereof. The exclusive jurisdiction for any legal suit, action or proceeding arising out of or related to this Warrant shall be either the North Carolina State Supreme Court, County of Mecklenburg, or in the United States District Court for the Western District of North Carolina.

14.5 Headings. The headings in this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof.

14.6 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

14.7 Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in the same manner as provided in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Warrant as of the date appearing on the first page of this Warrant.

THE COMPANY:

LEVEL BEAUTY GROUP, INC.

By:  ________________________________________
     Kenneth F. Kahn, Chief Executive Officer

ANNEX I
NOTICE OF EXERCISE
To:
Level Beauty Group, Inc.
1.
The undersigned Holder hereby elects to purchase _____________ shares of common stock, $0.001 par value per share (the “Shares”) of Level Beauty Group, Inc., a North Carolina corporation (the “Company”), pursuant to the terms of the attached Warrant. The Holder shall make payment of the Exercise Price as follows (check one):

☐
“Cash Exercise” under Section 2.1
☐
“Cashless Exercise” under Section 2.2

If the Holder is making a Cash Exercise, the Holder is hereby delivering the sum of $____________, in lawful money of the United States, to the Company in accordance with the terms of the Warrant.

If the Holder is making a Cashless Exercise, the Company shall deliver to the Holder ______________ Warrant Shares in accordance with the terms of the Warrant.

2.
Please issue and deliver certificates representing the Warrant Shares purchased hereunder to Holder: Address: in the following denominations: ____________________________.

Taxpayer ID No.: __________________________________

If delivery of the Warrant Shares is requested via DWAC, please check this box and provide the requested information:

☐
The Company is requested to electronically transmit the Warrant Shares issuable pursuant to this Notice of Exercise to the account of the Holder with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
_______________________________
Account Number:
_______________________________

3.
Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Holder:
Dated:
By:
Its:
Address:

4.
Investor Status. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

8